Exhibit 12.1

Earnings to Fixed Charges

	Year Ended					Two Quarterly Periods Ended
	September 27, 2014	September 28, 2013	September 29, 2012	October 1, 2011	October 2, 2010	March 28, 2015	March 29, 2014
Earnings:
Income (loss) before taxes	67	85	4	-346	-162	75	27
Interest	221	244	328	327	313	105	112
Interest portion of rental expense	18	18	20	19	19	9	9

	306	347	352	0	170	189	148

Fixed Charges:
Interest	221	244	328	327	313	105	112
Interest capitalized	6	5	5	3	2	3	3
Interest portion of rental expense	18	18	20	19	19	9	9

	245	267	353	349	334	117	124

Ratio	1.2	1.3	1.0	0.0	0.5	1.6	1.2

Pro Forma Ratio of Earnings to Fixed Charges

The following table shows the pro forma ratio of earnings to fixed charges for the fiscal year ended September 27, 2014 and for the two quarterly periods ended March 28, 2015 for the issuance of the $700,000,000 aggregate principal amount of 5.125% Second Senior Secured Notes due 2023 and the use of proceeds contemplated in the prospectus supplement dated May 21, 2015, filed with the SEC on May 22, 2015.

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	Year Ended	Two Quarterly Periods Ended
	September 27, 2014	March 28, 2015
Earnings:
Income (loss) before taxes	107	95
Interest	181	85
Interest portion of rental expense	18	9

	306	189

Fixed Charges:
Interest	181	85
Interest capitalized	6	3
Interest portion of rental expense	18	9

	205	97

Ratio	1.5	1.9